Exhibit 99.1

Press Release

Simclar, Inc. Announces Resignation of CFO, and Appointment of New CFO

Thursday March 27, 2008

HIALEAH, FL — March 27, 2008--Simclar, Inc. (NASDAQ:SIMC - News), a multi-plant electronics contract manufacturer, announced the resignation effective March 21, 2008, of Marshall W. Griffin, Jr., as Chief Financial Officer, Treasurer and Secretary, and named Stephen P. Donnelly Chief Financial Officer, Treasurer and Secretary to fill the vacancies created by the resignation of Mr. Griffin.

Mr. Donnelly also serves as Group Controller of Simclar’s parent corporation, Simclar Group Limited. Mr. Donnelly is a member of the Institute of Chartered Accountants of Scotland.

Ian Durie, Vice President of Finance, and Director of Simclar, Inc. commented: "We are pleased to welcome Stephen Donnelly to the management team of Simclar, Inc. Steph’s experience as Group Controller of Simclar Group Limited, coupled with his relevant financial and business background will be an immediate benefit to the Company. At this time we would also like to thank Marshall Griffin for his service to Simclar, Inc. and we wish Marshall success in the future.”

Simclar, Inc., with four North American manufacturing locations, has been engaged in contract manufacturing of electronic and electro-mechanical products for OEMs for 29 years.

Visit Simclar, Inc. at its website, http://www.simclar.com for more information about the Company.

Contact:
Simclar, Inc., Hialeah, FL
Barry Pardon, 305-827-5240